Exhibit 5

Condensed Interim Financial Statements

As at 30 June 2012

www.coebank.org

CEB – Condensed Interim Financial Statements as at 30 June 2012	1

Comments on financial results as at 30 June 2012

In a difficult environment, marked by a renewed decline in economic activity in Europe and a new market crisis, the CEB continued to perform its role of an international financial institution with a social vocation, in conformity with its mandate.

In terms of activities, the amounts of projects approved (€ 1.0 billion) and loans disbursed (€ 620 million) are in line with the objectives defined in the Development Plan for 2010-2014. The stock of projects approved awaiting financing reached € 5.1 billion compared to € 5.3 billion at end 2011, of which 67.6% are in favour of the target countries of Central, Eastern and South Eastern Europe. Outstanding loans remained stable and stood at nearly € 12.2 billion at 30 June 2012. The risk asset coverage ratio further deteriorated from year end 2011 as the challenging economic climate negatively impacted both of its components, namely the CEB’s loan portfolio rated below investment grade and the CEB’s sound equity.

The Bank issued debt instruments with maturity of more than one year for a total amount of € 3.3 billion. The amount of debt, which supports the Bank’s operations, increased from € 21.0 billion at 31 December 2011 to € 21.9 billion at 30 June 2012. This increase is mainly due to the issue of Euro Commercial Paper and to the foreign exchange variation between the USD and the Euro during this period.

The net profit (unaudited) at 30 June 2012 amounted to € 60.8 million, an increase of € 5.4 million (9.7%) compared to the same period in 2011. This rise is mainly due to the increase in the interest margin and to the positive impact of financial instruments at fair value through profit and loss.

Equity at 30 June 2012 stood at € 2.2 billion, whereas own funds (equity plus uncalled capital) reached nearly € 7.0 billion. The capital increase that became effective on 31 December 2011 has been subscribed at a rate of 94.7%, with 37 out of 40 Member States subscribing, for a total of € 2 082 735 thousand, of which € 233 058 thousand was called and paid up through the incorporation of reserves.

Total assets amounted to € 27.4 billion, an increase of 4.9% compared to year-end 2011.

Key figures as at 30 June 2012

(in million euros)

	30/06/2012 *	30/06/2011 *	31/12/2011
Loans disbursed	620	559	1 855
Projects approved	1 001	1 289	2 110
Commitments signed	390	620	1 798
Loans outstanding	12 160	11 922	12 075
Issues	3 303	2 013	4 159
Own funds	6 985	5 086	6 509
(end 2011 after allocation of profit)
Equity	2 202	2 153	2 111
(end 2011 after allocation of profit)
Total assets	27 353	24 326	26 083
Net profit	61	55	106
* unaudited

CEB – Condensed Interim Financial Statements as at 30 June 2012	2

Balance sheet

As at 30 June 2012 (unaudited) and 31 December 2011 (audited)

In thousand euros
Assets	Notes	30/06/2012	31/12/2011

Cash in hand, balances with central banks		125 535	242 980
Financial assets at fair value through profit or loss		1 696 125	1 658 168
Hedging derivative instruments		1 320 094	1 224 143
Available-for-sale financial assets	B	4 088 320	3 649 876
Loans and advances to credit institutions and to customers
Loans	A	12 422 556	12 283 910
Advances	A	5 357 925	4 719 503
Financial assets held to maturity	B	2 291 847	2 267 665
Tangible and intangible assets		45 200	31 896
Other assets		5 388	5 041
Total assets		27 352 990	26 083 182

Liabilities
Financial liabilities at fair value through profit or loss		268 415	587 231
Hedging derivative instruments		540 762	477 267
Amounts owed to credit institutions and to customers	C	72 376	70 794
Debt securities in issue	C	21 866 933	20 958 367
Other liabilities		2 225 231	1 705 262
Selective Trust Account (STA)		79 946	80 285
Provisions		97 687	92 311
Total liabilities		25 151 350	23 971 517

Capital	D
Subscribed		5 386 185	4 952 513
Uncalled		(4 783 389)	(4 398 245)
Called		602 796	554 268
General reserve		1 669 794	1 612 971
Gains or losses recognised directly in equity	B	(131 734)	(161 925)
Net profit for the year		60 784	106 351
Total equity		2 201 640	2 111 665

Total liabilities and equity		27 352 990	26 083 182

CEB – Condensed Interim Financial Statements as at 30 June 2012	3

Income statement

For the six months ended 30 June 2012 (unaudited) and 30 June 2011 (unaudited)

In thousand euros
	Notes	30/06/2012	30/06/2011

Interest and similar income
Available-for-sale financial assets		25 807	28 661
Loans and advances to credit institutions and to customers		106 102	99 588
Financial assets held to maturity		46 431	45 609
Interest expenses and similar charges
Amounts owed to credit institutions and to customers		(5 270)	(4 985)
Debt securities in issue		(94 717)	(95 572)
Other interest expenses and similar charges		(2 584)	(2 174)
Interest margin	E	75 769	71 127

Net gains or losses from financial instruments at fair value through profit or loss		3 616	2 441
Net gains or losses from available-for-sale financial assets		32	25
Commissions and other net expenses		(751)	(671)
Net banking income		78 666	72 922

General operating expenses		(16 825)	(16 541)
Net depreciation and amortisation charges of fixed assets		(1 057)	(980)
Gross operating income		60 784	55 401
Cost of risk
Net profit		60 784	55 401

CEB – Condensed Interim Financial Statements as at 30 June 2012	4

Statement of comprehensive income

For the six months ended 30 June 2012 (unaudited) and 30 June 2011 (unaudited)

In thousand euros

	30/06/2012	30/06/2011
Net profit	60 784	55 401

Changes in value of available-for-sale financial assets	30 191	43 677
Changes in value of available-for-sale financial assets recognised in the income statement for the period
Other elements of comprehensive income	30 191	43 677
Total	90 975	99 078

Statement of changes in equity

For the six months ended 30 June 2012 (unaudited) and 30 June 2011 (unaudited)

In thousand euros
	Called capital	Reserves and result	Gains or losses recognised directly in equity	Total equity
Equity as at 31 December 2010	369 738	1 802 501	(113 584)	2 058 655
Appropriation of profit for the 2010 financial year		(5 000)		(5 000)
Profit for the six months ended 30 June 2011		55 401		55 401
Changes in value of assets and liabilities recognised directly in equity			43 677	43 677
Equity as at 30 June 2011	369 738	1 852 902	(69 907)	2 152 733

Equity as at 31 December 2011	554 268	1 719 322	(161 925)	2 111 665
Capital increase	48 528	(48 528)
Appropriation of profit for the 2011 financial year		(1 000)		(1 000)
Profit for the six months ended 30 June 2012		60 784		60 784
Changes in value of assets and liabilities recognised directly in equity			30 191	30 191
Equity as at 30 June 2012	602 796	1 730 578	(131 734)	2 201 640

CEB – Condensed Interim Financial Statements as at 30 June 2012	5

Statement of cash flows

For the six months ended 30 June 2012 (unaudited) and 30 June 2011 (unaudited)

In thousand euros
		30/06/2012	30/06/2011

Net profit		60 784	55 401
+/-	Net depreciation charges of tangible and intangible assets	1 057	980
+/-	Net provision charges
+/-	Net loss/net profit from investing operations	5 841	7 930
+/-	Other movements	(7 469)	9 000
	Total of non-monetary items included in the result	(571)	17 910

+/-	Cash flows related to operations with credit institutions and customers	(27 203)	39 468
+/-	Cash flows related to other operations affecting financial assets or liabilities	761 778	1 212 145
+/-	Cash flows related to operations affecting non-financial assets or liabilities	(3 232)	(8 074)
	Net decrease /(increase) of assets and liabilities resulting from operating activities	731 343	1 243 539
	Total net cash flows from operating activities (a)	791 556	1 316 850

+/-	Cash flows related to financial assets held to maturity	(25 442)	97 209
+/-	Cash flows related to tangible and intangible assets	(14 201)	(1 371)
	Total net cash flows from investing operations (b)	(39 643)	95 838

+/-	Cash flows from/to Member States	242	4 799
+/-	Cash flows from debt securities in issue	(245 050)	694 056
	Total net cash flows from financing operations (c)	(244 808)	698 855

	Effects of changes in foreign exchange rates on cash and cash equivalents (d)	10 924	(1 910)

	Net increase/(decrease) in cash and cash equivalents (a)+(b)+(c)+(d)	518 029	2 109 633

Cash and cash equivalents at the beginning of the financial year		4 958 369	1 532 173
	Cash in hand, balances with central banks	242 980	230 315
	Advances repayable on demand and term deposits with credit institutions	4 715 389	1 301 858

Cash and cash equivalents at the end of the financial year		5 476 398	3 641 806
	Cash in hand, balances with central banks	125 535	270 110
	Advances repayable on demand and term deposits with credit institutions	5 350 863	3 371 696
	Changes in cash and cash equivalents	518 029	2 109 633

CEB – Condensed Interim Financial Statements as at 30 June 2012	6

Notes to the financial statements

The Bank’s objectives

“The primary purpose of the Bank is to help in solving the social problems with which European countries are or may be faced as a result of the presence of refugees, displaced persons or migrants consequent upon movements of refugees or other forced movements of populations and as a result of the presence of victims of natural or ecological disasters.

The investment projects to which the Bank contributes may be intended either to help such people in the country in which they find themselves or to enable them to return to their countries of origin when the conditions for return are met or, where applicable, to settle in another host country. These projects must be approved by a member of the Bank.

The Bank may also contribute to the realisation of investment projects approved by a member of the Bank which enable jobs to be created in disadvantaged regions, people in low income groups to be housed or social infrastructure to be created”.

(Articles of Agreement, Article II).

Sectors of action

The Bank (CEB) contributes to the implementation of socially-orientated investment projects in favour of social cohesion through three major sectoral lines of action, namely the strengthening of social integration, management of the environment and supporting public infrastructure with a social vocation.

Its actions comply with eligibility criteria specific to each sectoral line of action, thus reflecting not only the CEB’s specific social vocation, but also the development logic underpinning all its activity.

In accordance with Resolution 1522 (2009) approved by the Administrative Council on 20 November 2009, each of these three action lines involves the following fields:

—	Strengthening of social integration

To contribute to strengthening social integration and thus to attack the roots of exclusion means, at operational level, acting in favour of refugees, migrants and displaced persons, promoting social housing and the creation and preservation of jobs, improving living conditions in urban and rural areas.

—	Management of the environment

To contribute to managing the environment means not only systematically responding to emergency situations in the event of natural or ecological disasters, but also promoting protection of the environment and preservation of historic and cultural heritage.

—	Supporting public infrastructure with a social vocation

An integrated approach to support the development of public infrastructure with a social vocation in the key sectors of health, education, vocational training and administrative and judicial public services in the long term facilitates more dynamic and more equitable social and economic growth, thus promoting individual fulfilment and collective well-being.

CEB – Condensed Interim Financial Statements as at 30 June 2012	7

Summary of accounting policies applied by the Bank

The International Financial Reporting Standards (IFRS) have been applied to the Bank’s financial statements since 1 January 2005 (date of first application), in conformity with the recommendations of IFRS 1, “First-time adoption of International Financial Reporting Standards” and in keeping with the other standards of the IFRS, taking into account the version and the interpretations of the standards as adopted by the European Union (*). These standards exclude several provisions of IAS 39 as approved by the IASB regarding hedge accounting.

The content of this publication is in compliance with IAS 34 concerning interim financial information, which allows the publication of condensed half-year financial statements as well as selected notes to the financial statements.

The entry into force of the other standards with mandatory application after 1 January 2012 had no impact on the condensed financial statements for the six months ended 30 June 2012.

The CEB did not apply in advance the new standards, amendments or interpretations adopted by the European Union since their application was still optional in 2012.

The half-year financial statements are unaudited.

This interim financial information is to be read together with the financial statements prepared for the year ended 31 December 2011 (available on the Bank’s website www.coebank.org).

The reported half-year profits do not necessarily reflect full-year profits.

Ratios

As a supranational financial institution, the CEB is not subject to Member States’ regulatory ratios, Basel Committee Recommendations or European Union directives. However, the CEB has decided to apply these regulations as framework guidelines for its risk management and control policy.

Within the context of its project financing activities and treasury management, the CEB is exposed to four main types of risks: credit risk, market risk, liquidity risk and operational risk.

Prudential ratios (1)	30/06/2012	30/06/2011	31/12/2011
Capital adequacy ratio	40.0%	26.6%	30.4%
Risk asset coverage ratio	97.6%	48.6%	72.1%
Indebtedness ratio	2.74	3.72	2.89
Portfolio ratio	1.46	1.86	1.41
Strenghtened liquidity ratio	156.5%	116.7%	128.8%
Other ratio
Cost-to-income ratio (2)	22.7%	24.0%	25.6%

(1)	For the definitions of the prudential ratios please see the Report of the Governor 2011, p.76 and 77.
(2)	The Cost-to-income ratio equals general operating expenses (including net depreciation and amortisation charges of fixed assets) divided by net banking income.

The limit of the risk asset coverage ratio (RACR) is fixed at 66% of the CEB’s sound equity. This ratio deteriorated from 72.1% at 31 December 2011 to 97.6% at 30 June 2012 as a consequence of the credit downgrade impacting both the portfolio rated below investment grade (€ 4.3 billion at 30 June 2012 compared to € 3.5 billion at 31 December 2011) and the CEB’s sound equity (€ 4.4 billion at 30 June 2012 compared to € 4.8 billion at 31 December 2011). The RACR exceeds its limit, despite the rise in the CEB’s sound equity resulting from the 6th capital increase. There is no financial impact. The Boards have been informed and loan disbursements are closely monitored.

(*)	A complete reference guide of standards adopted within the European Union is available on the European Commission website: http://ec.europa.eu/internal_market/accounting/ias/standards_en.htm

CEB – Condensed Interim Financial Statements as at 30 June 2012	8

Notes to the financial statements

Note A – Loans and advances to credit institutions and to customers

This heading covers loans to credit institutions and to customers as well as deposits to credit institutions.

In thousand euros

Breakdown of loans by category of borrower	30/06/2012	31/12/2011
Loans to credit institutions
Loans	6 951 238	6 821 882
Interest receivable	16 583	21 504
Unpaid receivables	666	657
Depreciation on loans to credit institutions	(1 868)	(1 859)
Sub-total	6 966 619	6 842 184
Loans to customers
Loans	5 208 623	5 253 107
Interest receivable	27 644	30 409
Sub-total	5 236 267	5 283 516
Value adjustment of loans hedged by derivative instruments	219 670	158 210
Total loans	12 422 556	12 283 910
Other loans and advances
Advances repayable on demand	1 691	2 391
Advances with agreed maturity dates or periods of notice	5 353 167	4 712 998
Sub-total	5 354 858	4 715 389
Interest receivable	3 067	4 114
Total other advances	5 357 925	4 719 503

CEB – Condensed Interim Financial Statements as at 30 June 2012	9

Breakdown of outstanding loans by borrowers’ country location as at 30 June 2012 and 31 December 2011:

			In thousand euros

Breakdown by borrowers’ country location	30/06/2012%		31/12/2011%

Poland	1 375 502	11.31	1 354 364	11.22
Hungary	1 283 800	10.56	1 242 756	10.29
Spain	1 218 632	10.02	1 145 901	9.49
Romania	894 390	7.36	888 863	7.36
Turkey	824 017	6.78	822 782	6.81
Italy	788 074	6.48	732 219	6.06
France	787 812	6.48	824 881	6.83
Germany	713 804	5.87	746 696	6.18
Cyprus	642 390	5.28	651 662	5.40
Portugal	520 267	4.28	552 098	4.57
Finland	448 542	3.69	483 042	4.00
Belgium	387 165	3.18	349 750	2.90
Sweden	270 885	2.23	290 545	2.41
Croatia	261 938	2.15	246 965	2.04
Denmark	251 667	2.07	256 667	2.13
Iceland	223 111	1.83	233 626	1.93
Latvia	152 349	1.25	159 967	1.32
Slovenia	144 184	1.19	145 830	1.21
Greece	123 516	1.02	195 707	1.62
Albania	106 350	0.87	100 550	0.83
Lithuania	103 196	0.85	50 618	0.42
Ireland	96 439	0.79	97 823	0.81
Bulgaria	88 461	0.73	72 682	0.60
Serbia	76 185	0.63	73 166	0.61
Norway	65 000	0.53	65 000	0.54
Bosnia and Herzegovina	64 263	0.53	68 625	0.57
Slovak Republic	63 172	0.52	41 460	0.34
Malta	60 600	0.50	68 150	0.56
“the former Yugoslav Republic of Macedonia”	45 292	0.37	38 753	0.32
Czech Republic	30 057	0.25	30 257	0.25
Estonia	28 498	0.23	22 667	0.19
Republic of Moldova	10 994	0.09	10 337	0.09
Montenegro	9 079	0.07	10 000	0.08
San Marino	232	0.01	581	0.01
Total	12 159 861	100.00	12 074 990	100.00

CEB – Condensed Interim Financial Statements as at 30 June 2012	10

Breakdown of loan disbursements by borrowers’ country location for the six months ended 30 June 2012 and 30 June 2011:

In thousand euros

Breakdown of disbursements by borrowers’ country location	30/06/2012%		30/06/2011%

Italy	100 000	16.13	16 000	2.86
Spain	95 000	15.32	60 000	10.72
France	70 000	11.29
Lithuania	55 000	8.87
Turkey	47 427	7.65	53 047	9.48
Poland	46 164	7.44	72 676	12.99
Hungary	45 000	7.26
Belgium	41 400	6.68	25 000	4.47
Croatia	25 319	4.08	10 000	1.79
Slovak Republic	25 000	4.03	25 000	4.47
Romania	20 000	3.22	10 800	1.93
Bulgaria	18 000	2.90
“the former Yugoslav Republic of Macedonia”	7 267	1.17	3 700	0.66
Estonia	7 258	1.17	14 042	2.51
Albania	6 028	0.97	11 500	2.06
Serbia	5 452	0.88
Cyprus	5 000	0.80	20 000	3.57
Republic of Moldova	777	0.13	400	0.07
Bosnia and Herzegovina	61	0.01	386	0.07
Germany			126 863	22.68
Portugal			100 000	17.88
Montenegro			10 000	1.79
Total	620 153	100.00	559 415	100.00

CEB – Condensed Interim Financial Statements as at 30 June 2012	11

Note B – Securities portfolio

In thousand euros

30/06/2012	31/12/2011

	Balance sheet value (*)	Gains or losses recognised directly in equity	Balance sheet value (*)	Gains or losses recognised directly in equity
Available-for-sale financial assets
Treasury bills and similar securities	151 375	(16 686)	150 455	(18 932)
Debt securities and other fixed income securities	3 936 029	(115 438)	3 498 469	(143 420)
Shares and other variable-yield securities	1 379		1 379
Provisions for depreciation	(463)	390	(427)	427

Total	4 088 320	(131 734)	3 649 876	(161 925)

Financial assets held to maturity
Treasury bills and similar securities	1 047 213		1 089 511
Debt securities and other fixed income securities	1 244 634		1 178 154
Total	2 291 847		2 267 665

Total securities portfolio	6 380 167	(131 734)	5 917 541	(161 925)

(*) Including accrued interest

None of the securities classified under the available-for-sale financial assets or financial assets held to maturity categories were pledged as a security in 2012 and 2011.

As a result of the deterioration in the creditworthiness of certain of its counterparties, the CEB’s credit risk exposure on finance operations rated AAA/Aa was 49% at 30 June 2012 as compared to 73% at 31 December 2011.

Note C – Amounts owed to credit institutions and to customers and debt securities in issue

In thousand euros

	30/06/2012	31/12/2011

Amounts owed to credit institutions and to customers
Interest-bearing accounts	68 362	70 794
of which, European Union	63 620	65 170
Borrowings and term deposits	3 995
Interest payable	19
Total	72 376	70 794

Debt securities in issue
Bonds	19 683 376	19 453 393
Euro Commercial Paper	952 594	390 067
Interest payable	262 185	387 753
Value adjustment of debt securities in issue hedged by derivative instruments	968 778	727 154
Total	21 866 933	20 958 367

CEB – Condensed Interim Financial Statements as at 30 June 2012	12

Note D – Capital

Following a recommendation of the Administrative Council, on 4 February 2011 the Governing Board has approved the Bank’s 6th capital increase (Resolution 386 (2011)) which entered into force on 31 December 2011.

At 30 June 2012, the capital increase has been subscribed at a rate of 94.7%, with 37 out of 40 Member States subscribing, for a total of € 2 082 735 thousand, of which € 233 058 thousand was called and paid up through the incorporation of reserves.

On 15 June 2012, the Governing Board decided to extend the subscription period for the 6th capital increase of the Bank from 30 June 2012 to 31 December 2012.

Capital allocation by Member State is presented below:

In thousand euros

Members	Subscribed capital	Uncalled capital	Called capital	Percentage of subscribed capital

Germany	915 770	814 114	101 656	17.002%
France	915 770	814 114	101 656	17.002%
Italy	915 770	814 114	101 656	17.002%
Spain	597 257	530 958	66 299	11.089%
Turkey	388 299	345 197	43 102	7.209%
Belgium	164 321	146 083	18 238	3.051%
Greece	164 321	146 083	18 238	3.051%
Portugal	139 172	123 724	15 448	2.584%
Sweden	139 172	123 724	15 448	2.584%
Poland	128 260	114 023	14 237	2.381%
Netherlands	119 338	106 161	13 177	2.216%
Denmark	89 667	79 712	9 955	1.665%
Finland	69 786	62 039	7 747	1.296%
Norway	69 786	62 039	7 747	1.296%
Bulgaria	62 459	55 526	6 933	1.160%
Romania	59 914	53 264	6 650	1.112%
Switzerland	53 824	43 229	10 595	0.999%
Ireland	48 310	42 948	5 362	0.897%
Hungary	44 788	39 816	4 972	0.832%
Czech Republic	43 037	38 260	4 777	0.799%
Luxembourg	34 734	30 878	3 856	0.645%
Serbia	25 841	22 973	2 868	0.480%
Croatia	21 376	19 003	2 373	0.397%
Cyprus	19 882	17 676	2 206	0.369%
Slovak Republic	18 959	16 854	2 105	0.352%
Albania	13 385	11 899	1 486	0.249%
Latvia	12 808	11 387	1 421	0.238%
“the former Yugoslav Republic of Macedonia”	12 723	11 311	1 412	0.236%
Estonia	12 723	11 311	1 412	0.236%
Lithuania	12 588	11 191	1 397	0.234%
Slovenia	12 295	10 930	1 365	0.228%
Iceland	10 144	9 018	1 126	0.188%
Malta	10 144	9 018	1 126	0.188%
Georgia	9 876	8 780	1 096	0.183%
Bosnia and Herzegovina	9 689	8 614	1 075	0.180%
Montenegro	6 584	5 853	731	0.122%
Republic of Moldova	5 488	4 878	610	0.102%
San Marino	4 867	4 206	661	0.090%
Liechtenstein	2 921	2 374	547	0.054%
Holy See	137	107	30	0.003%

Total at 30 June 2012	5 386 185	4 783 389	602 796	100.000%
Total at 31 December 2011	4 952 513	4 398 245	554 268

CEB – Condensed Interim Financial Statements as at 30 June 2012	13

Note E – Interest margin

Income and expenses are accounted for in accordance with the effective interest rate method (interest, commissions and charges).

Changes in value calculated exclusive of accrued interest on financial instruments are accounted for under “Net gains or losses from financial instruments at fair value through profit or loss”.

Interest income and expenses from fair value hedging derivatives are shown together with the income and expenses arising from those items for which they provide the risk coverage.

In thousand euros

	30/06/2012	30/06/2011

Available-for-sale financial assets
Securities transactions	33 671	36 518
Hedging derivatives	(7 864)	(7 857)
Sub-total	25 807	28 661

Loans and advances to credit institutions and to customers
Loans (exclusive of interbanking)	139 603	129 069
Advances	13 313	12 862
Hedging derivatives	(46 814)	(42 343)
Sub-total	106 102	99 588

Financial assets held to maturity
Securities transactions	46 431	45 609
Sub-total	46 431	45 609

Amounts owed to credit institutions and to customers
Deposits	(5 269)	(4 942)
Interest-bearing accounts	(1)	(43)
Sub-total	(5 270)	(4 985)

Debt securities in issue
Bonds	(352 785)	(399 627)
Hedging derivatives	258 068	304 055
Sub-total	(94 717)	(95 572)
Other interest expenses and similar charges	(2 584)	(2 174)
Interest margin	75 769	71 127

CEB – Condensed Interim Financial Statements as at 30 June 2012	14